State of Delaware
Secretary of State
Division of Corporations
Delivered 06:56 PM 05/30/2008
FILED 06:20 PM 05/30/2008
SRV 080643711 - 4511076 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHINA FOR-GEN CORP.

Under Section 245
of the
General Corporation Law of the State of Delaware

CHINA FOR-GEN CORP. (the "Corporation"), does hereby certify as follows:

First: The name of the Corporation is **China For-Gen Corp.** which is the name by which it was originally incorporated.

Second: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware, on the 27th day of February, 2008.

Third: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware and restates and amends the provisions of the Corporation's Certificate of Incorporation.

Fourth: The text of the Certificate of Incorporation of the Corporation is hereby restated and amended to read in full, as follows:

FIRST: The name of the Corporation is **China For-Gen Corp.**

SECOND: The address of the registered agent and registered office of this corporation in this state is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, in the City of Dover, County of Kent, State of Delaware 19904; and the name of the registered agent at said address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is TWENTY-TWO MILLION SHARES (22,000,000), of which FIVE HUNDRED THOUSAND (500,000) shares shall be shares of preferred stock of the par value of $.001 per share (hereinafter called "Preferred Stock") and TWENTY-ONE MILLION FIVE HUNDRED THOUSAND (21,500,000) shares shall be shares of common stock of the par value of $.001 per share (hereinafter called "Common Stock"). Any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative

vote of the holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote.

(b) The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a) the designation of such series;

(b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(g) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(h) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

FIFTH: The by-laws may be made, altered, amended or repealed by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

SIXTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors.

(b) The Corporation shall have the power to indemnify any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

(c) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by-law or the General Corporation Law of the State of Delaware. For purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

SEVENTH: Whenever the vote of holders of shares of any class or series at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of the State of Delaware, the meeting and vote of such stockholders may be dispensed

with if such action is taken with the written consent of such holders representing not less than a majority of the voting power of all the capital stock of such class or series entitled to be voted upon such action if a meeting were held; provided that in no case shall the written consent be by such holders having less than the minimum percentage of the vote required by statute for such action, and provided that prompt notice is given in writing to all such stockholders entitled to vote thereon of the taking of corporate action without a meeting and by less than unanimous written consent.

EIGHTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

NINTH: The Board of Directors shall have power without the assent or vote of the stockholders:

(a) to fix and vary the amount of capital to be reserved for any proper purpose;

(b) to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation;

(c) to determine the use and disposition of any surplus or net profits;

(d) to fix the times for the declaration and payment of dividends;

(e) to determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders;

(f) the directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting, (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

TWELFTH: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation. The required percentage of the outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer as of this 29th day of May, 2008.

By: ________________
Sherry Xue Li
President